Exhibit 99 B(1)

AMENDMENT TO THE SHARE PURCHASE AGREEMENT

          This Amendment to the Share Purchase Agreement (this “Amendment”) is dated as of November 23, 2010, among the Company and the Purchasers (as defined in the Agreement).

          WHEREAS, the Company and the Purchasers entered into that certain Share Purchase Agreement, dated November 16, 2010 (the “Agreement”), pursuant to which the Purchasers agreed to invest $2,700,000 in the Company; and

          WHEREAS, now the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, additional securities of the Company, on exactly the same terms and conditions as described in the Agreement; and

          WHEREAS, the Company and the Purchasers wish to amend the Agreement subject to the terms and conditions set forth in this Amendment.

          NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in the Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agrees as follows:

ARTICLE I.
GENERAL

                              1.1 Definitions. Unless expressly stated herein to the contrary, any defined terms used in this Amendment shall have the meaning attributed to them in the Agreement.

                              1.2 Agreement. Unless expressly stated herein, the Agreement, including all of its exhibits and schedules remains in full force and effect.

ARTICLE II.
AMENDMENT No. 1

                              2.1 Schedule I. Schedule I in the form attached to the Agreement is deleted in its entirety and replaced by Schedule I in the form attached hereto.

                              2.2 Resignations. Section 2.2(a)(viii) is hereby amended and restated in its entirety to read as follows:

          “(viii) resignation letters and no claim letters by the following Company directors: Ishay Davidi and Shirith Kasher.”

(Signature Page Follows)

          IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

TEFRON LTD.		Address for Notice:
P.O.B. 1365Misgav 20179
By:	/s/ Eran Rotem	Fax. 972-4-9900053
Attention: Chief Executive Officer
	Name: Eran Rotem	With a copy to (which shall not constitute notice) to:
	Title: Chief Financial Officer	GKH Law Offices
1 Azrieli Center, Round Building
Tel Aviv, Israel, 67021
Fax: 972-3-607-4411
Attn: Amir Halevy, Adv. and Daniel K. Gamulka, Adv.

7341148 CANADA INC.		c/o LAPOINTE ROSENSTEIN MARCHAND
MELANÇON, L.L.P.
By:	/s/ Martin Lieberman	1250 René-Lévesque Blvd. West, Suite 1400
Montreal, Quebec, Canada H3B 5E9
	Name: Martin Lieberman	Facsimile: 514 925-5013Attention: Brahm M.
	Title: President	Gelfand

With a copy to (which shall not constitute notice) to:
Gornitzky & Co.
45 Rothschild Blvd.
Tel Aviv, 65784 Israel
Fax: +972 3 560-6555
Attention: Adv. Daniel Paserman (CPA) and Adv. Benjamin Waltuch

[SPA SIGNATURE PAGE]
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Schedule I

INVESTOR	SUBSCRIPTION AMOUNT	SHARES

7341148 Canada Inc.	$3,313,000	1,577,619